UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2023

NU-MED PLUS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-54808	45-3672530
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

640 Belle Terre Building 2E Port Jefferson, NY	11777
(Address of registrant’s principal executive office)	(Zip code)

(631) 403-4337

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 15, 2023, Nu-Med Plus, Inc. (the “Company”) entered into a non-binding Letter of Intent (the “LOI”) for the merger of YourSpace America, Inc. (“YSA”) into the Company (the “Transaction”). The Company and YSA may be referred to herein each as a “Party” and, collectively, as the “Parties.” The LOI, while non-binding, establishes the framework for what, upon execution and closing of definitive agreements, will amount to a material transaction for the Company. In addition, the LOI and transaction contemplated therein establishes a reorganization of the capital structure of the Company prior to the execution of definitive agreements.

Pursuant to the LOI, the Parties will enter into an agreement and plan of merger which will be mutually negotiated and drafted by the Parties. The Company (as the surviving entity) will assume all liabilities of YSA (as the merging entity) including any liabilities arising from, or in connection with, any contracts assigned by YSA to the Company as part of the Transaction.

As of the date of this filing, and pursuant to the LOI, the completion and closure of the Transaction remains subject to due diligence and negotiation of definitive agreements including, without limitation, exhibits and schedules thereto.

The definitive agreements will contain additional customary terms, conditions, representations, warranties, and covenants typical in merger transactions as may be agreed by the Parties. Upon execution of definitive agreements, the LOI will be superseded and neither party will have any rights or obligations thereunder.

In addition to the above general terms, the LOI establishes a framework by which the Company expects to reorganize its capital structure prior to the execution of, and closing upon, definitive agreements. The Company will designate or otherwise authorize shares of preferred stock having such terms as set forth in the LOI (the “Preferred Stock”). The Preferred Stock is intended to have the following preferences, rights, and other terms:

a)	A liquidation preference at a price per share to be determined by the Parties in the definitive agreements;
b)	100:1 voting rights;
c)	20:1 conversion to common stock
d)	Pari passu voting together with common stock as a single class;
e)	Customary protective provisions to be determined by the Parties in the Definitive Agreements including, without limitation, Preferred Stock class approval of mergers, sales, and non-ordinary course transactions).

The issuance of the Preferred Stock to various recipients will serve as consideration for the transaction. Recipients of Company stock will be required to enter into a lock-up agreement with respect to common stock of the Company for a period of not less than 180 days from the date of closing upon the Transaction. The Company and its stockholders will be required to comply with Rule 144 promulgated by the Securities and Exchange Commission.

The LOI imposes certain binding provisions including a six (6) month exclusivity period wherein neither party is permitted to initiate, encourage, solicit, conduct, or continue any negotiations or discussions with any third party relating to the acquisition of all or any portion of either Party or the assets thereof (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise) other than the sale of goods or services consistent with past practices and otherwise in the ordinary course of business.

Each party is expected to be responsible for its own expenses related to the negotiation and preparation of the LOI, the definitive agreements and any ancillary documents, together with the completion and closure of the Transaction.

The foregoing summary of the material terms of the non-binding LOI is not complete and is qualified in its entirety by reference to the text thereof, as applicable, a copy of which is filed herewith as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable disclosure set forth in Item 1.01 of the Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Letter of Intent for the Merger of YourSpace America, Inc. into Nu-Med Plus, Inc. (“LOI”) dated May 15, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2023	NU-MED PLUS, INC.

	By:	/s/ William Hayde
	Name:	William Hayde
	Title:	Chief Executive Officer